Exhibit (a)(1)(v)

Offer by

CVS/CAREMARK CORPORATION

To Purchase For Cash

Up to 150,000,000 Shares of Its Common Stock

At a Purchase Price of $35 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 24, 2007,

UNLESS THE TENDER OFFER IS EXTENDED.

March 28, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by CVS/Caremark Corporation, a Delaware corporation (the “Company”), to act as Dealer Managers in connection with the Company’s offer to purchase up to 150,000,000 shares of its common stock, $0.01 par value (such shares, together with all other outstanding shares of common stock of the Company, are herein referred to as the “Shares”), at a price of $35.00 per Share, without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated March 28, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the “Offer”).

The Company will pay $35.00 per share for the Shares properly tendered and not properly withdrawn and accepted for purchase pursuant to the Offer taking into account the number of Shares so tendered. The Company will purchase such Shares validly tendered and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the stockholders who tendered such Shares promptly after the Expiration Date (as defined in the Offer to Purchase). The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated March 28, 2007;

2. Letter of Transmittal for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 24, 2007, UNLESS THE OFFER IS EXTENDED.

For Shares to be properly tendered pursuant to the Offer, either of the following must occur:

•

the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or

•	the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 9 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Lehman Brothers Inc.	Morgan Stanley & Co. Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.